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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported) JULY 24, 2000

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                        PHILLIPS-VAN HEUSEN CORPORATION

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             (Exact name of registrant as specified in its charter)

                                    DELAWARE

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                 (State or other jurisdiction of incorporation)

                                     1-724

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                            (Commission File Number)

                                   13-1166910

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                        (IRS Employer Identification No.)

                 200 MADISON AVENUE, NEW YORK, NEW YORK 10016

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               (Address of principal executive offices) (Zip Code)

                                 (212) 381-3500

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              (Registrant's telephone number, including area code)

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Item 2.  Acquisition or Disposition of Assets.

         On July 24, 2000, Phillips-Van Heusen Corporation, a Delaware corporation ("PVH"), Cluett, Peabody & Co., Inc., a Delaware corporation ("CP"), and Cluett Peabody Resources Corporation, a Delaware corporation executed and delivered the Trademark License Agreement, dated July 24, 2000 (the "License Agreement"), pursuant to which, CP granted to PVH an exclusive license to use trademarks related to CP's "Arrow" clothing line in the United States and its territories and possessions in connection with PVH's manufacture, advertising, marketing, promotion, distribution, offer to sell and sale of men's and boys' dress shirts, sports shirts (including knit, woven and all forms of fleece), pants, shorts and sweaters in certain specified channels of trade, including the Internet. Pursuant to the License Agreement, CP also granted to PVH the right to operate websites that use URLs that incorporate the licensed trademarks. The initial term of the License Agreement expires on June 30, 2007 and PVH has the option to renew the License Agreement for two additional five year terms, provided it meets certain conditions.

         In connection with the License Agreement, on July 24, 2000, the transactions contemplated by the Purchase and Sale Agreement (the "Purchase and Sale Agreement") among PVH, CP, Cluett, Peabody Canada, Inc., a Canadian corporation ("CP Canada"), Arrow Factory Stores Inc., a Delaware corporation ("AFS"), Cluett Designer Group, Inc., a Delaware corporation ("CDG"), Consumer Direct Corporation, a Delaware corporation ("CDC"), and Cluett, Peabody Holding Corp., a Delaware corporation ("Holding"), and the Share Purchase Agreement (the "Share Purchase Agreement" and, together with the Purchase and Sale Agreement, the "Agreements") among PVH CP, CDG and Bidermann Tailored Clothing Inc., a Delaware corporation ("BTC"), were closed. Each of the parties to the Agreements other than PVH and CDG is, and prior to the closing CDG was, a wholly-owned subsidiary of Cluett American Corp. ("Cluett American"). Copies of the Agreements are attached as exhibits hereto and are incorporated herein by this reference.

         Pursuant to the Share Purchase Agreement, all of the outstanding shares of capital stock of CDG were sold by CP and BTC to PVH. The assets of CDG principally consist of the license for the design, sourcing and distribution in the United States of dress shirts bearing the Kenneth Cole trademarks and CDG's existing inventory of such shirts. Pursuant to the Purchase and Sale Agreement, (i) all of the outstanding shares of capital stock of C.A.T. Industrial S.A. de C.V., a corporation organized under the laws of Honduras ("CAT"), were sold to PVH by CP, AFS, CDG, CDC and Holding,
(ii) PVH purchased all of CP's and AFS's right, title and interest in and to certain of the other assets (principally inventory) of CP and AFS used primarily by CP and AFS in their Arrow label and private label men's and boy's dress and sport shirts operations and their Arrow factory outlet operations in the United States and (iii) PVH purchased all of CP Canada's right, title and interest in and to Arrow label dress and sport shirt inventory used in CP Canada's United States "Career Apparel" operations. CAT operates a shirt manufacturing plant. PVH intends to continue operating the plant for the same purpose

         The aggregate consideration paid by PVH pursuant to the Purchase and Sale Agreement and the Share Purchase Agreement was approximately $46.9 million in cash, calculated as set forth in, and subject to adjustment pursuant to, Article 3 of each of the Purchase and Sale Agreement and the Share Purchase Agreement. PVH used available cash and the proceeds of loans under its existing credit facility to complete these transactions. Cluett American has irrevocably and unconditionally guaranteed the payment of any amount payable by CP or BTC to PVH under each Agreement which is not paid by CP or BTC when due, including pursuant to the purchase price adjustment and indemnification provisions of the Agreements.

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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(a) Financial statements of businesses acquired.

    The required financial statements are not included herein and will be filed within 60 days of the filing of this Report, as permitted by Item 7.

(b) Pro forma financial information.

    The required PRO FORMA information is not included herein and will be filed within 60 days of the filing of this Report, as permitted by Item 7.

(c) Exhibits

         1. Purchase and Sale Agreement among Cluett, Peabody & Co., Inc., Cluett, Peabody Canada, Inc., Arrow Factory Stores Inc., Cluett Designer Group Inc., Consumer Direct Corporation, Cluett, Peabody Holding Corp. and Phillips-Van Heusen Corporation, dated as June 12, 2000

         2. Share Purchase Agreement among Cluett, Peabody & Co., Inc., Cluett Designer Group Inc., Bidermann Tailored Clothing Inc. and Phillips-Van Heusen, dated as of June 28, 2000.

         3. Joint Press Release issued by Phillips-Van Heusen Corporation and Cluett American Corp., dated July 24, 2000, announcing completion of the licensing of the U.S. Arrow trademark and the sale of Cluett Designer Group Inc. to Phillips-Van Heusen Corporation.

         The exhibits and schedules to the agreements attached as Exhibits to this Report are described in the Table of Contents of the applicable agreement and have been omitted from this Report pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to furnish supplementally to the Securities and Exchange Commission a copy of any exhibit or schedule to either of the above-listed agreements upon request by the Securities and Exchange Commission.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       PHILLIPS-VAN HEUSEN CORPORATION

                                       By:     /s/ EMANUEL CHIRICO
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                                             Emanuel Chirico, Executive
                                             Vice President and Chief
                                             Financial Officer


Dated: August 8, 2000